PROSPECTUS

Filed pursuant to

Rule 424(b)(3)

SEC File No. 333-107857

HI-TECH PHARMACAL CO., INC.

1,118,000 SHARES

COMMON STOCK

The selling stockholders are offering up to 1,118,000 shares of common stock. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may sell these shares from time to time on the Nasdaq National Market. See “Plan of Distribution” on page 13 for a description of sales of the shares by the selling stockholders.

Hi-Tech Pharmacal Co., Inc.’s common stock is listed on the Nasdaq National Market under the symbol “HITK”. The last reported sale price of the common stock on the Nasdaq National Market on August 6, 2003 was approximately $22.48 per share.

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 6.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 20, 2003.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

We own or have rights to various trademarks and trade names used in our business. These include H-T and RxChoice.

SUMMARY

BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU DECIDE TO PURCHASE THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION PROVIDED IN THIS PROSPECTUS UNDER THE HEADING “RISK FACTORS.”

HI-TECH PHARMACAL CO., INC.

OUR BUSINESS:

We develop, manufacture and market branded and generic pharmaceuticals, over-the-counter and nutritional products for the general health care industry. Our primary business is the manufacture of liquid, cream and ointment pharmaceutical formulations. We specialize in difficult to manufacture liquid and semi-solid dosage forms and produce a range of sterile ophthalmic, otic and inhalation products. Our Health Care Products Division is a leading developer and marketer of branded prescription and over-the-counter products for the diabetics marketplace.

Our customers include chain drug stores, drug wholesalers, managed care purchasing organizations, certain Federal government agencies, generic distributors, mass merchandisers, hospitals and mail-order pharmacies. The Company produces a wide range of products for various disease states, including asthma, bronchial disorders, dermatological disorders, allergies, pain, stomach, oral care and neurological disorders and other conditions.

Generic drugs are the chemical and therapeutic equivalents of brand-name drugs. They must meet the same governmental standards as the brand-name drugs they replace, and they must meet all U.S. Food and Drug Administration or FDA guidelines before they can be made or sold. We can manufacture and market a generic drug only if the patent or other government-mandated market exclusivity period for the brand-name equivalent has expired. Generic drugs are typically sold under their generic chemical names at prices significantly below those of their brand-name equivalents. We have received Abbreviated New Drug Application Approvals from the FDA for 27 products.

We intend to concentrate our generic product development activities on brand products with significant US sales as well as niche, specialized or growing markets, such as liquid forms, sterile products and semi-solids, in areas that offer significant opportunities and other competitive advantages.

We currently market more than 70 products to approximately 100 customers, using various marketing strategies, which include professional and consumer sampling programs, telemarketing efforts, coupon promotions and more contemporary packaging to improve point of purchase, impact, media, and trade and journal advertising. The Company has expanded its marketing strategy with programs to include marketing ventures with several companies selling popular non-competing diabetic medications, pharmacy programs and via the Internet using a website.

Our facilities consist of an aggregate of approximately 141,000 square feet of manufacturing, warehousing, laboratory and office space, contained in five buildings in Amityville, New York.

Our products are highly regulated, principally by the FDA, the U.S. Drug Enforcement Agency, state governments and governmental agencies of other countries. Federal and state regulations and statutes impose certain requirements on the testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of our products. Noncompliance with applicable requirements can result in judicially and administratively imposed sanctions.

OUR ADDRESS:	Our corporate headquarters is located at 369 Bayview Avenue, Amityville, New York 11701. The telephone number at our corporate office is (631) 789-8228, and the facsimile number is (631) 789-8429.

RISK FACTORS:

An investment in our common stock involves substantial risks. In the section of this prospectus entitled “Risk Factors”, beginning on page 6, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock.

THE OFFERING

COMMON STOCK OFFERED:

Of the 1,118,000 shares offered by this prospectus, 860,000 shares are being sold by the selling stockholders who acquired these shares of common stock from us in a private investment transaction on July 17, 2003 and 258,000 shares of common stock are issuable upon the exercise of additional investment rights held by the selling stockholders.

ADDITIONAL INVESTMENT RIGHTS:

The additional investment rights are exercisable in the aggregate to purchase 258,000 shares of common stock at a purchase price of $29.21 per share. The additional investment rights are exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective.

The additional investment rights will likely be exercised only if their exercise price is below the then-current market price of the common stock. Upon exercise of the additional investment rights, we will likely experience some degree of dilution resulting from the issuance of the shares at a price which may be less than the current market price of the common stock. Also, if a large number of shares of common stock are issued upon exercise of the additional investment rights, and then resold, the additional number of shares available for sale in the public market could reduce the market price of our common stock.

USE OF PROCEEDS:

We will not receive any of the proceeds from the sale of shares by the selling stockholders. We received proceeds from the sale of 860,000 shares of common stock offered by this prospectus on July 18, 2003. We will receive additional proceeds if, and to the extent that, the additional investment rights to purchase up to 258,000 shares are exercised. This money will be used for the funding of future acquisitions, research and development and for general corporate purposes.

RISK FACTORS

BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW THE MATERIAL RISK FACTORS WE BELIEVE TO BE NECESSARY TO MAKE AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

Risk of New Product Introductions

Our future revenue growth and profitability are dependent in part, upon our ability to develop and introduce new products on a timely basis in relation to our competitors’ product introductions. Our failure to do so successfully could have a material adverse effect on our financial position and results of operations.

FDA approval is required before certain drug products, including generic drug products, can be marketed. The process of obtaining FDA approval to manufacture and market new and generic pharmaceutical products is rigorous, time-consuming, costly and largely unpredictable. We may be unable to obtain requisite FDA approvals on a timely basis for new generic or brand products that we may develop. The timing and cost of obtaining FDA approvals could adversely affect our product introduction plans, financial position and results of operations.

The ANDA process often results in the FDA granting final approval to a number of ANDAs for a given product. We may face immediate competition when we introduce a generic product into the market. These circumstances could result in significantly lower prices, as well as reduced margins, for generic products compared to brand products. New generic market entrants generally cause continued price and margin erosion over the generic product life cycle.

Risk that Approved Products May Not Achieve Expected Levels of Market Acceptance

Our approved products may not achieve expected levels of market acceptance, which could have a material adverse effect on our profitability, financial position and results of operations.

Even if we were able to obtain regulatory approvals of our new pharmaceutical products, generic or brand, the success of those products is dependent upon market acceptance. Levels of market acceptance for new products could be impacted by several factors, including:

•	the availability of alternative products from our competitors;

•	the price of our products relative to that of our competitors;

•	the timing of our market entry;

•	the ability of our customers to market its products effectively to the retail level; and

•	the acceptance of our products by government and private formularies.

Some of these factors are not within our control. New products may not achieve expected levels of market acceptance. Additionally, continuing studies of the proper utilization, safety and efficacy of pharmaceutical products are being conducted by the industry, government agencies and others. Such studies, which increasingly employ sophisticated methods and techniques, can call into question the utilization, safety and efficacy of previously marketed products. In some cases, these studies have resulted, and may in the future result, in the discontinuance of product marketing. These situations, should they occur, could have a material adverse effect on our profitability, financial position and results of operations.

Industry is Highly Competitive

We face vigorous competition from other pharmaceutical manufacturers that threatens the commercial acceptance and pricing of our products, which could have a material adverse effect on our business, financial position and results of operations.

Our competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

•	proprietary processes or delivery systems;

•	larger research and development and marketing staffs;

•	larger production capabilities, in particular, therapeutic areas;

•	more experience in testing and clinical trials;

•	more products; or

•	more experience in developing new drugs and financial resources.

Each of these factors and others could have a material adverse effect on our business, financial position and results of operations.

Government Regulation

Because the pharmaceutical industry is heavily regulated, we face significant costs and uncertainties associated with our efforts to comply with applicable regulations. Should we fail to comply we could experience material adverse effects on our business, financial position and results of operations.

The pharmaceutical industry is subject to regulation by various Federal and state governmental authorities. For instance, we must comply with FDA requirements with respect to the manufacture, labeling, sale, distribution, marketing, advertising, promotion and development of pharmaceutical products. Failure to comply with FDA and other governmental regulations can result in fines, disgorgement, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of ANDAs, enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have internal regulatory compliance programs and policies and have had a favorable compliance history, there is no guarantee that we may not be deemed to be deficient in some manner in the future. If we were deemed to be deficient in any significant way, it could have a material adverse effect on our business, financial position and results of operations.

In addition to the new drug approval process, the FDA also regulates the facilities and operational procedures that we use to manufacture our products. We must register our facilities with the FDA. All products manufactured in those facilities must be made in a manner consistent with current Good Manufacturing Practices (“cGMP”). Compliance with cGMP regulations requires substantial expenditures of time, money and effort in such areas as production and quality control to ensure full technical compliance. Failure to comply with cGMP regulations could result in an enforcement action brought by the FDA, which periodically inspects our manufacturing facilities for compliance, which could include withholding the approval of ANDAs or other product applications of a facility if deficiencies are found at that facility. FDA approval to manufacture a drug is site-specific. If the FDA would cause our manufacturing facilities to cease or limit production, our business could be adversely affected. Delay and cost in obtaining FDA approval to manufacture at a different facility also could have a material adverse effect on our business, financial position and results of operations.

We are subject, as are generally all manufacturers, to various Federal, state and local laws of general applicability, such as laws regulating working conditions, as well as environmental protection laws and regulations, including those governing the discharge of materials into the environment. Although we have not incurred significant costs associated with complying with such environmental provisions in the past, if changes to such environmental provisions are made in the future that require significant changes in our operations or if we engage in the development and manufacturing of new products requiring new or different environmental controls, we may be required to expend significant funds. Such changes could have a material adverse effect on our business, financial position and results of operations.

Limited Number of Major Customers

Our top 10 customers accounted for 64% of our total sales for fiscal 2003. Any significant reduction of business with any of our top 5 customers could have a material adverse effect on our business, financial position and results of operations.

Third Party Suppliers

The active ingredient(s), i.e. the chemical compound(s) and other materials and supplies that we use in our pharmaceutical manufacturing operations, as well as certain finished products, are generally available and purchased from many different foreign and domestic suppliers. In certain cases where we have listed only one supplier in our applications with the FDA, we have received FDA approval to use alternative suppliers should the need arise. However, there is no guarantee that we will always have timely and sufficient access to a critical raw material or finished product. A prolonged interruption in the supply of a single-sourced active ingredient or finished product could cause our financial position and results of operations to be materially adversely affected.

Limited Number of Manufacturing Facilities

Our products are produced at our two manufacturing facilities. A significant disruption at these facilities, even on a short-term basis, could impair our ability to produce and ship products to the market on a timely basis, which could have a material adverse effect on our business, financial position and results of operations.

Consolidation of Customers

A significant amount of our sales is made to a relatively few drug wholesalers, retail drug chains, managed care purchasing organizations, mail order and hospitals. These customers represent an essential part of the distribution chain of generic pharmaceutical products. These customers have undergone, and are continuing to undergo, significant consolidation. This consolidation may result in these groups gaining additional purchasing leverage and, consequently, increasing the product pricing pressures facing our business. Additionally, the emergence of large buying groups representing independent retail pharmacies and the prevalence and influence of managed care organizations and similar institutions potentially enable those groups to attempt to extract price discounts on our products. The result of these developments may have a material adverse effect on our business, financial position and results of operations.

Indemnification Obligations

In the normal course of business, we periodically enter into employment, legal settlements, and other agreements which incorporate indemnification provisions. We maintain insurance coverage which we believe will effectively mitigate our obligations under these indemnification provisions. However, should our obligation under an indemnification provision exceed our coverage or should coverage be denied, it could have a material adverse effect on our business, financial position and results of operations.

Uncertainties of Estimates and Assumptions

There are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any changes in estimates, judgments and assumptions used could have a material adverse effect on our business, financial position and results of operations.

The financial statements included in the periodic reports we file with the Securities and Exchange Commission (“SEC”) are prepared in accordance with GAAP. The preparation of financial statements in accordance with GAAP involves making estimates of expenses and income. This includes, but is not limited to, estimates, judgments and assumptions used in the adoption of the provisions of various recently issued pronouncements by the Financial Accounting Standards Board SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS 148, Accounting for Stock-Based Compensation-Transition and Disclosure. Estimates, judgments and assumptions are inherently subject to change in the future, and any such changes could result in corresponding changes to the amounts of assets, liabilities, revenues, expenses and income. Any such changes could have a material adverse effect on our business, financial position and results of operations.

Seasonality

Sales of certain products may be affected by seasonal demand such as cough/cold products and as a result first and fourth quarter results for such products tend to be lower than results in other quarters.

If Our Stockholders Sell Substantial Amounts Of Our Common Stock After This Offering, The Market Price Of Our Common Stock May Fall.

The shares covered by the registration statement of which this prospectus forms a part, including the shares issuable upon exercise of the additional investment rights, make up approximately 13% of our issued and outstanding common stock as of August 8, 2003. Sales by our stockholders of substantial amounts of our common stock, or the perception that such sales could take place, could negatively affect the market price of our common stock. If this happens then stockholders may face difficulty in selling their shares and the price at which they may sell their share may be reduced.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue” and similar words. You should read statements that contain these words carefully because they: (1)

discuss our future expectations; (2) contain projections of our future operating results or financial condition; or (3) state other “forward-looking” information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this prospectus, as well as any cautionary language in this prospectus, including any of our filings with the Securities and Exchange Commission incorporated herein by reference, provide examples of risks, uncertainties and events that may cause our actual results to be materially worse than the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could materially and adversely affect our business. If that happens, the trading price of our common stock could decline and you could lose all or part of your investment.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. We received proceeds from the sale of 860,000 of the shares of common stock offered by this prospectus, and we will receive additional proceeds if, and to the extent that, the additional investment rights to purchase up to 258,000 shares of Common Stock are exercised by the selling stockholders. This money will be used for the funding of future acquisitions, research and development and general corporate purposes. We will not receive any additional proceeds from the sale of the shares by the selling stockholders. For information about the selling stockholders, see “Selling Stockholders.”

SELLING STOCKHOLDERS

Of the 1,118,000 shares offered hereby, 860,000 shares were acquired by the selling stockholders from us in a private placement on July 17, 2003 and 258,000 shares are issuable upon the exercise of additional investment rights acquired by the selling stockholders from us in the private placement.

The initial holders, or their pledgees, donees, distributees, transferees or other successors-in-interest (including, for example, partners in a partnership receiving a distribution of the shares), who are collectively referred to in this prospectus as the selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

The following table sets forth, for each selling stockholder, the amount of common stock owned, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be owned after completion of this offering (assuming the sale of all shares offered under this prospectus). No selling stockholder has had any position, office or other relationship material to Hi-Tech Pharmacal Co., Inc. or any of our affiliates within the past three years.

SELLING STOCKHOLDERS

NAME	SHARES BENEFICIALLY OWNED PRIOR TO OFFERING		NUMBER OF SHARES OFFERED	SHARES BENEFICIALLY OWNED AFTER OFFERING
	NUMBER (1)	PERCENT (2)		NUMBER(1)	PERCENT
Mainfield Enterprises, Inc. (3)	594,897	7.0%	585,000	9,897	*
Deephaven Small Cap Growth Fund LLC (4)	130,000	1.6%	130,000	0	*
Smithfield Fiduciary LLC (5)	130,000	1.6%	130,000	0	*
SF Capital Partners Ltd. (6)	130,000	1.6%	130,000	0	*
Cranshire Capital, L.P. (7)	71,500	0.9%	71,500	0	*
Portside Growth & Opportunity Fund (8)	45,500	0.5%	45,500	0	*
Everspring Master Fund Ltd. (9)	26,000	0.3%	26,000	0	*

*	Less than 1%.

(1)	Assumes that all shares of common stock offered in this prospectus will be sold.

(2)	Based on 8,356,776 shares of common stock issued and outstanding as of August 8, 2003, plus, for each person, such number of shares of common stock subject to additional investment rights held by such person that become exercisable within 90 days of the date of this table.

(3)	Includes 9,897 shares of common stock beneficially owned as of August 8, 2003 and 135,000 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective. Pursuant to an investment management agreement Avi Vigder has voting discretion and investment control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of such shares.

(4)	Includes 30,000 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective.

(5)	Includes 30,000 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(6)	Includes 30,000 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective. Brian J. Stark and Michael A. Roth, as managing members of Staro Asset Management, LLC, the investment manager, have voting control and investment discretion over securities held by SF Capital Partners Ltd. Each of Brian J. Stark, Michael A. Roth and Staro Asset Management, LLC disclaims beneficial ownership of the shares held by SF Capital Partners Ltd.

(7)	Includes 16,500 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective. Mitchell P. Kopin, the president of Downsview Capital, Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin, and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(8)	Includes 10,500 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective.

(9)	Includes 6,000 shares issuable upon the exercise of an additional investment right exercisable at any time after July 17, 2003 until the 90th trading day after the date on which this registration statement becomes effective. Theodore E. Kalem and Brian S. Yeh, as managing members of Everspring Capital, LLC, Everspring Master Fund Ltd.’s investment manager, have voting control and investment discretion over securities held by Everspring Master Fund Ltd.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

Tashlik, Kreutzer, Goldwyn & Crandell P.C., Great Neck, New York, has advised us with respect to the validity of the shares of common stock offered by this prospectus. Martin M. Goldwyn, an officer of Tashlik, Kreutzer, Goldwyn & Crandell P.C., has been granted options to purchase shares of common stock of the Company.

EXPERTS

The financial statements as of April 30, 2003 and 2002 and for each of the years in the three-year period ended April 30, 2003, incorporated by reference in this prospectus and in the registration statement of which this prospectus is part, have been audited by Eisner LLP (“Eisner LLP”), independent certified public accountants, as indicated in their report with respect to such financial statements. The incorporation by reference in this prospectus and in the registration statement of which it is part, is in reliance upon such reports given upon the authority of Eisner LLP, as experts in accounting and auditing.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Restated Certificate of Incorporation, as amended, our Amended and Restated By-laws and indemnification agreements by and among the Company and our directors and executive officers provide that we will indemnify our directors and officers, to the fullest extent permitted under Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Hi-Tech Pharmacal Co., Inc. pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File No. 0-20424):

•	Our Annual Report on Form 10-K for the year ended April 30, 2003;

•	The “Description of Securities” contained in our Registration Statement on Form 8-A filed July 20, 1992 together with all amendments and reports filed for the purpose of updating that description;

•	All other documents we filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

•	Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

You may request copies of these filings by writing or telephoning us as follows, and we will provide to you, at no cost:

Hi-Tech Pharmacal Co., Inc.

369 Bayview Avenue

Amityville, New York 11701

Telephone: (631) 789-8228

Attention: David S. Seltzer

The Internet address of our website is www.hitechpharm.com. Our website provides a link to the SEC’s website through which our annual, quarterly and current reports, and amendments to those reports, are available free of charge. We believe these reports are made available as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.